POWER OF ATTORNEY

DAVIS FUNDAMENTAL ETF TRUST

(1933 Act No. 333-213073, 1940 Act No. 811-23181)

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Lisa Cohen and Richard Cutshall, as the undersigned's attorneys-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any document to be filed with the Securities and Exchange Commission and all other state or federal regulatory authorities, including but not limited to pre- and post- effective amendments to the registration statement under the Securities Act of 1933 and/or the Investment Company Act of 1940, whether on Form N-1A or any successor forms thereof, and to file the same, with exhibits thereto and other documents in connection therewith. Each of the undersigned hereby ratifies and confirms all that each of the aforenamed attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney as of the date listed below.

REGISTRANT:

Davis New York Venture Fund, Inc.

Davis Series, Inc.

Davis Variable Account Fund, Inc.

Selected American Shares, Inc.

Selected International Fund, Inc.

Clipper Funds Trust

OFFICERS:

/s/ Kenneth Eich	Date:	January 1, 2025
Kenneth Eich Principal Executive Officer and Executive Vice President

/s/ Douglas Haines	Date:	January 1, 2025
Douglas Haines Treasurer, Chief Financial Officer, and Principal Accounting Officer

TRUSTEES:

/s/ Ralph Egizi	Date:	January 1, 2025
Ralph Egizi

/s/ Kenneth Eich	Date:	January 1, 2025
Kenneth Eich

/s/ Thomas Tays	Date:	January 1, 2025
Thomas Tays

/s/ Lawrence Harris	Date:	January 1, 2025
Lawrence Harris

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